JNL Series Trust 485BPOS

 Ex. 99.28(d)(28)(iv)

Amendment to Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and Heitman Real Estate Securities, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Heitman Real Estate Securities, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the September 13, 2021, wherein the August 13, 2018 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust approved and the Parties have agreed to amend the Agreement to update the Sub-Adviser’s address in Section 21. “Notices” and to add clarifying language regarding delivery by e-mail.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 21. “Notices” shall be deleted and replaced, in its entirety, with the following:

“21.        Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Heitman Real Estate Securities LLC 110 North Wacker Drive Suite 4000 Chicago, Illinois 60606 Attn: William Pogorelec Email address: william.pogorelec@heitman.com

To the Trust:	JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective Party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2023.

Jackson National Asset Management, LLC		Heitman Real Estate Securities, LLC

By:	/s/ Mark D. Nerud	By:	/s/ William Pogorelec
Name:	Mark D. Nerud	Name:	William Pogorelec
Title:	President and CEO	Title:	Senior Vice President